The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 24, 2020

JPMorgan Chase Financial Company LLC	May 2020 Pricing Supplement Registration Statement Nos. 333-236659 and 333-236659-01 Dated May , 2020 Filed pursuant to Rule 424(b)(2)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due November 5, 2020

Based on the Performance of the Common Stock of Bank Of America Corporation

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Contingent Income Auto-Callable Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent monthly payment equal to at least 1.50% of the stated principal amount, with respect to each determination date on which the closing price of the underlying stock is greater than or equal to 50% of the initial stock price, which we refer to as the downside threshold level. However, if, on any determination date, the closing price of the underlying stock is less than the downside threshold level, you will not receive any contingent monthly payment for that monthly period. In addition, if the closing price of the underlying stock is greater than or equal to the initial stock price on any determination date (other than the final determination date), the securities will be automatically redeemed for an amount per security equal to the stated principal amount plus the contingent monthly payment. If the securities have not been automatically redeemed prior to maturity and the final stock price is greater than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent monthly payment with respect to the final determination date. If, however, the securities have not been automatically redeemed prior to maturity and the final stock price is less than the downside threshold level, you will be exposed to the decline in the underlying stock, as compared to the initial stock price, on a 1-to-1 basis and will receive a cash payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent monthly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying stock. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

SUMMARY TERMS

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlying stock:	Common stock of Bank of America Corporation
Aggregate principal amount:	$
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying stock is greater than or equal to the initial stock price, the securities will be automatically redeemed for an early redemption payment on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent monthly payment with respect to the related determination date.
Contingent monthly payment:

●   If, on any determination date, the closing price is greater than or equal to the downside threshold level, we will pay a contingent monthly payment of at least $0.15 (at least 1.50% of the stated principal amount) per security on the related contingent payment date. The actual contingent monthly payment will be provided in the pricing supplement.

●   If, on any determination date, the closing price is less than the downside threshold level, no contingent monthly payment will be made with respect to that determination date.

Determination dates:	June 1, 2020, July 1, 2020, August 3, 2020, September 1, 2020, October 1, 2020 and November 2, 2020, subject to postponement for non-trading days and certain market disruption events.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent monthly payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	● If the final stock price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date
● If the final stock price is less than the downside threshold level:	(i) the stated principal amount times (ii) the stock performance factor. This cash payment will be less than 50% of the stated principal amount of the securities and could be zero.
Downside threshold level:	$ , which is equal to 50% of the initial stock price
Initial stock price:	The closing price of the underlying stock on the pricing date
Final stock price:	The closing price of the underlying stock on the final determination date
Stock adjustment factor:	The stock adjustment factor is referenced in determining the closing price of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.
Stock performance factor:	final stock price / initial stock price
Stated principal amount:	$10 per security
Issue price:	$10 per security (see “Commissions and issue price” below)
Pricing date:	May , 2020 (expected to price on or about May 1, 2020)
Original issue date:	May , 2020 (3 business days after the pricing date) (settlement date)
Maturity date:	November 5, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP/ISIN:	48132L608 / US48132L6083
Listing:	The securities will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.075(2)	$9.875
$0.05(3)
Total	$	$	$

(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.075 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security.

If the securities priced today and assuming a contingent monthly payment equal to the minimum listed above, the estimated value of the securities would be approximately $9.666 per $10 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.00 per $10 stated principal amount security. See “Additional Information about the Securities —The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 7 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007233/crt-dp125067_424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities

Investment Summary

The Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank of America Corporation, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly payment, which is an amount equal to at least $0.15 (at least 1.50% of the stated principal amount) per security, with respect to each monthly determination date on which the closing price is greater than or equal to 50% of the initial stock price, which we refer to as the downside threshold level. The actual contingent monthly payment will be provided in the pricing supplement. The contingent monthly payment, if any, will be payable monthly on the relevant contingent payment date, which is the third business day after the related determination date or, in the case of the contingent monthly payment, if any, with respect to the final determination date, the maturity date. If the closing price of the underlying stock is less than the downside threshold level on any determination date, investors will receive no contingent monthly payment for the related monthly period. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent monthly payments. We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date. Even if the underlying stock was at or above the downside threshold level on some monthly determination dates, the underlying stock may fluctuate below the downside threshold level on others.

If the closing price is greater than or equal to the initial stock price on any determination date (other than the final determination date), the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent monthly payment with respect to the related determination date. If the securities have not previously been redeemed and the final stock price is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent monthly payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final stock price is less than the downside threshold level, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1-to-1 basis. Under these circumstances, the payment at maturity will be (i) the stated principal amount times (ii) the stock performance factor, which will be less than 50% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent monthly payments over the term of the securities. In addition, investors will not participate in any appreciation of the underlying stock.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying stock is a “Reference Stock.”

May 2020	Page 2

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent monthly payment equal to at least 1.50% of the stated principal amount with respect to each determination date on which the closing price is greater than or equal to 50% of the initial stock price, which we refer to as the downside threshold level. The actual contingent monthly payment will be provided in the pricing supplement. The securities may be redeemed prior to maturity for the stated principal amount per security plus the applicable contingent monthly payment, and the payment at maturity will vary depending on the final stock price, as follows:

Scenario 1

On any determination date (other than the final determination date), the closing price is greater than or equal to the initial stock price.

■     The securities will be automatically redeemed for (i) the stated principal amount plus (ii) the contingent monthly payment with respect to the related determination date.

■     Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 2

The securities are not automatically redeemed prior to maturity, and the final stock price is greater than or equal to the downside threshold level.

■     The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date.

■     Investors will not participate in any appreciation of the underlying stock from the initial stock price.

Scenario 3

The securities are not automatically redeemed prior to maturity, and the final stock price is less than the downside threshold level.

■     The payment due at maturity will be (i) the stated principal amount times (ii) the stock performance factor.

■     Investors will lose some, and may lose all, of their principal in this scenario.

May 2020	Page 3

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price and (2) the final stock price.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payment upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 5.

May 2020	Page 4

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$10 per security
Hypothetical initial stock price:	$20.00
Hypothetical downside threshold level:	$10.00, which is 50% of the hypothetical initial stock price
Hypothetical stock adjustment factor:	1.0
Hypothetical contingent monthly payment:	$0.15 (1.50% of the stated principal amount) per security

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the initial stock price on one of the first five determination dates. Because the closing price is greater than or equal to the initial stock price on one of the first five determination dates, the securities are automatically redeemed following the relevant determination date. In Examples 3 and 4, the closing price on the first five determination dates is less than the initial stock price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Monthly Payment	Early Redemption Payment	Hypothetical Closing Price	Contingent Monthly Payment	Early Redemption Payment
#1	$20.00	—*	$10.15	$11.00	$0.15	N/A
#2	N/A	N/A	N/A	$6.00	$0	N/A
#3	N/A	N/A	N/A	$25.00	—*	$10.15
#4	N/A	N/A	N/A	N/A	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

*The early redemption payment includes the unpaid contingent monthly payment with respect to the determination date on which the closing price is greater than or equal to the initial stock price and the securities are redeemed as a result.

■	In Example 1, the securities are automatically redeemed following the first determination date as the closing price on the first determination date is equal to the initial stock price. You receive the early redemption payment, calculated as follows:

stated principal amount + contingent monthly payment = $10 + $0.15 = $10.15

In this example, the early redemption feature limits the term of your investment to approximately 1 month and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent monthly payments.

■	In Example 2, the securities are automatically redeemed following the third determination date as the closing price on the third determination date is greater than the initial stock price. As the closing price on the first determination date is greater than the downside threshold level, you receive the contingent monthly payment of $0.15 with respect to that determination date. Following the third determination date, you receive an early redemption payment of $10.15, which includes the contingent monthly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent monthly payments. Further, although the underlying stock has appreciated by 25% from the initial stock price on the third determination date, you only receive $10.15 per security upon redemption and do not benefit from this appreciation. The total payments on the securities will amount to $10.30 per security.

May 2020	Page 5

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities
	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Monthly Payment	Early Redemption Payment	Hypothetical Closing Price	Contingent Monthly Payment	Early Redemption Payment
#1	$9.00	$0	N/A	$9.00	$0	N/A
#2	$7.00	$0	N/A	$7.00	$0	N/A
#3	$2.00	$0	N/A	$5.50	$0	N/A
#4	$6.00	$0	N/A	$3.50	$0	N/A
#5	$4.00	$0	N/A	$5.00	$0	N/A
Final Determination Date	$7.50	$0	N/A	$10.00	—*	N/A
Payment at Maturity	$3.75			$10.15

*The final contingent monthly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final stock price.

■	In Example 3, the closing price of the underlying stock remains below the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent monthly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final stock price is less than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount × stock performance factor = $10 × $7.50 / $20.00 = $3.75

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

■	In Example 4, the closing price of the underlying stock decreases to a final stock price of $10.00. Although the final stock price is less than the initial stock price, because the final stock price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent monthly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$10 + $0.15 = $10.15

In this example, although the final stock price represents a 50% decline from the initial stock price, you receive the stated principal amount per security plus the contingent monthly payment, equal to a total payment of $10.15 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term or until early redemption. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

May 2020	Page 6

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

■	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final stock price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying stock, as compared to the initial stock price, on a 1-to-1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount times the stock performance factor. In this case, your payment at maturity will be less than 50% of the stated principal amount and could be zero.
■	You will not receive any contingent monthly payment for any monthly period where the closing price on the relevant determination date is less than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent monthly payment will be made with respect to a monthly period only if the closing price on the relevant determination date is greater than or equal to the downside threshold level. If the closing price is below the downside threshold level on any determination date, you will not receive a contingent monthly payment for the relevant monthly period. It is possible that the closing price of the underlying stock could be below the downside threshold level on most or all of the determination dates so that you will receive few or no contingent monthly payments. If you do not earn sufficient contingent monthly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.
■	The contingent monthly payment is based solely on the closing prices on the specified determination dates. Whether the contingent monthly payment will be made with respect to a determination date will be based on the closing price on that determination date. As a result, you will not know whether you will receive the contingent monthly payment until the related determination date. Moreover, because the contingent monthly payment is based solely on the closing price on a specific determination date, if that closing price is less than the downside threshold level, you will not receive any contingent monthly payment with respect to that determination date, even if the closing price of the underlying stock was higher on other days during the term of the securities.
■	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
■	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities. If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
■	Investors will not participate in any appreciation of the underlying stock. Investors will not participate in any appreciation of the underlying stock from the initial stock price, and the return on the securities will be limited to the contingent monthly payment that is paid with respect to each determination date on which the closing price is greater than or equal to the downside threshold level.
■	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately one month by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more contingent monthly payments and may be forced to reinvest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

May 2020	Page 7

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities
■	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock price, the downside threshold level and the final stock price and whether the closing price of the underlying stock on any determination date is greater than or equal to the initial stock price or is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payment to you at maturity or whether the securities are redeemed early.
In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
■	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
■	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
■	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
■	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).

May 2020	Page 8

JPMorgan Chase Financial Company LLC

Contingent Income Auto-Callable Securities due November 5, 2020 Based on the Performance of the Common Stock of Bank Of America Corporation Principal at Risk Securities
■	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude the structuring fee and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.
The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.
■	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the underlying stock, including
o	any actual or potential change in our or JPMorgan Chase & Co.'s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the underlying stock;
o	the time to maturity of the securities;
o	whether the closing price of one share of the underlying stock has been, or is expected to be, less than the downside threshold level on any determination date and whether the final stock price is expected to be less than the downside threshold level;
o	the likelihood of an early redemption being triggered;
o	the dividend rate on the underlying stock;
o	interest and yield rates in the market generally;
o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the stock adjustment factor, including a merger or acquisition; and
o	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.
■	Investing in the securities is not equivalent to investing in the common stock of Bank Of America Corporation. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
■	No affiliation with Bank of America Corporation. Bank of America Corporation is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Bank of America Corporation in connection with this offering.
■	We may engage in business with or involving Bank of America Corporation without regard to your interests. We or our affiliates may presently or from time to time engage in business with Bank of America Corporation without regard to your interests and thus may acquire non-public information about Bank of America Corporation. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Bank of America Corporation, which may or may not recommend that investors buy or hold the underlying stock.

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■	The anti-dilution protection for the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the stock adjustment factor and other adjustments for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
■	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial stock price and, as a result, the downside threshold level, which is the price at or above which the underlying stock must close on each determination date in order for you to earn a contingent monthly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying stock at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying stock on the determination dates and, accordingly, whether investors will receive one or more contingent monthly payments, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
■	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
■	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the contingent monthly payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the contingent monthly payment.
■	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent monthly payments (including any contingent monthly payments paid in connection with an early redemption or at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent monthly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.
Non-U.S. Holders — Tax Consideration. The U.S. federal income tax treatment of contingent monthly payments is uncertain, and although we believe it is reasonable to take a position that contingent monthly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

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Bank of America Corporation Overview

Bank of America Corporation provides a range of banking and non-banking financial services and products domestically and internationally. The underlying stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Bank of America Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 001-06523 through the SEC’s website at www.sec.gov. In addition, information regarding Bank of America Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on April 23, 2020:

Bloomberg Ticker Symbol:	BAC	52 Week High (on 1/2/20):	$35.64
Current Closing Price:	$21.87	52 Week Low (on 3/23/20):	$18.08
52 Weeks Ago (on 4/23/19):	$30.07

The table below sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 2, 2015 through April 23, 2020. The closing price of the underlying stock on April 23, 2020 was $21.87. The associated graph shows the closing prices of the underlying stock for each day in the same period. We obtained the closing price information above and in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the underlying stock has experienced significant fluctuations. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

Common Stock of Bank Of America Corporation (CUSIP: 060505104)	High	Low	Dividends (Declared)
2015
First Quarter	$17.90	$15.15	$0.05
Second Quarter	$17.67	$15.41	$0.05
Third Quarter	$18.45	$15.26	$0.05
Fourth Quarter	$17.95	$15.38	$0.05
2016
First Quarter	$16.43	$11.16	$0.05
Second Quarter	$15.11	$12.18	$0.05
Third Quarter	$16.19	$12.74	$0.08
Fourth Quarter	$23.16	$15.63	$0.08
2017
First Quarter	$25.50	$22.05	$0.08
Second Quarter	$24.32	$22.23	$0.08
Third Quarter	$25.45	$22.89	$0.12
Fourth Quarter	$29.88	$25.45	$0.12
2018
First Quarter	$32.84	$29.17	$0.12
Second Quarter	$31.22	$28.19	$0.12
Third Quarter	$31.80	$27.78	$0.15
Fourth Quarter	$30.43	$22.73	$0.15
2019
First Quarter	$29.82	$24.56	$0.15
Second Quarter	$30.77	$26.60	$0.15
Third Quarter	$30.89	$26.25	$0.18
Fourth Quarter	$35.52	$27.63	$0.18
2020
First Quarter	$35.64	$18.08	$0.18
Second Quarter (through April 23, 2020)	$24.86	$19.77	$0.18

We make no representation as to the amount of dividends, if any, that Bank of America Corporation may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Bank of America Corporation.

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The Common Stock of Bank of America Corporation - Daily Closing Prices* January 2, 2015 to April 23, 2020
Source: Bloomberg
*The solid straight line in the graph indicates the hypothetical downside threshold level, equal to 50% of the closing price on April 23, 2020. The actual downside threshold level will be based on the closing price on the pricing date.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Bank of America Corporation. We have derived all disclosures contained in this document regarding the common stock of Bank of America Corporation from the publicly available documents described in the first paragraph under this “Bank of America Corporation Overview” section without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Bank of America Corporation. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Bank of America Corporation is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Bank of America Corporation Overview” section) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Bank of America Corporation could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a trading day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000/100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed rate debt instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent monthly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007

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Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent monthly payments is uncertain, and although we believe it is reasonable to take a position that contingent monthly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your securities is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities in light of your particular circumstances.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the securities that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the securities are recharacterized, in whole or in part, as debt instruments, or contingent monthly payments if they are otherwise treated as FDAP Income). If the securities are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under regulations proposed in 2018 (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the securities.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” in this document for an illustration of the risk-return profile of the securities and “Bank of America Corporation Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement
Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth on the front cover of this preliminary pricing supplement, which will be the third business day following the Pricing Date of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1

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of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.
Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●     Product supplement no. MS-1-I dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007233/crt-dp125067_424b2.pdf

●     Prospectus supplement and prospectus, each dated April 8, 2020:

http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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